Exhibit 3.10

Document must be filed electronically. Paper documents are not accepted. Fees & forms are subject to change. For more information or to print copies of filed documents, visit www.coloradosos.gov. ABOVE SPACE FOR OFFICE USE ONLY Statement of Correction Correcting the Entity Name filed pursuant to † 7 - 90 - 305 of the Colorado Revised Statutes (C.R.S.) 1. For the entity, its ID number and entity name are ID number (Colorado Secretary of State ID number) Entity name Sunshine Biopharma, Inc. . 2. The document number of the filed document being corrected is .   _ Telsey _ Andrew (Last) (First) (Middle) (Suffix) _ 6198 S _ Moline Ct (Street name and number or Post Office Box information) _ ENGLEWOOD _ CO _ 80111 (City) (State) (Postal/Zip Code) _ CO _ United States (Province – if applicable) (Country – if not US) 20061358431 20241817158 3. The entity name is incorrect. 4. Such entity name, as corrected, is Sunshine Biopharma Inc. . 5. This document contains additional information as provided by law. Notice: Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes. This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered. 6. The true name and mailing address of the individual causing the document to be delivered for filing are Colorado Secretary of State ID#: 20061358431 Document #: 20248045333 Filed on: 09/26/2024 01:29:56 PM Paid: $10.00 CORRECT_ENTITY Page 1 of 2 Rev. 10/01/2017

  (If the following statement applies, adopt the statement by marking the box and include an attachment.) This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing. Disclaimer: This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user’s legal, business or tax advisor(s). CORRECT_ENTITY Page 2 of 2 Rev. 10/01/2017